Exhibit 10.2

Funko, Inc

2802 Wetmore Avenue

Everett, WA 98201

July 13, 2023

Brian Mariotti

via Email

Re:	Your Sabbatical

Dear Brian:

This letter (this “Agreement”) memorializes our agreement regarding your sabbatical with Funko, Inc. (the “Company”).

Your sabbatical will begin on July 13 2023, and will continue through and including January 13, 2024 or such later date as may be agreed in writing by you and the Company (such period, your “Sabbatical”). You will cease to serve as Chief Executive Officer of the Company and from all other officerships of the Company and its subsidiaries effective as of July 13, 2023; provided, that, during your Sabbatical you will remain an at-will employee of the Company and member of the Board of Directors (the “Board”) of the Company.

Except as otherwise expressly set forth herein, that certain Employment Agreement by and between the Company and you, dated as of January 3, 2022, as subsequently amended December 5, 2022 (the “Employment Agreement”) will continue to control with respect to your salary, benefits and other matters with respect to your employment with the Company during the Sabbatical (including without limitation your restrictive covenant obligations), and nothing herein is intended to waive or amend any of your rights under the Employment Agreement. Notwithstanding the foregoing, nothing herein shall limit the Company’s ability to terminate your employment with or without Cause (as defined in the Employment Agreement) or your right to terminate your employment for Good Reason prior to the end of the Sabbatical, and for this purpose the changes to your position as Chief Executive Officer described herein shall be deemed to constitute a material adverse change in your title or reporting line or material duties, authorities or responsibilities. You will remain eligible to receive an annual bonus for the 2023 fiscal year determined based on actual achievement of the applicable performance objectives, which shall be payable on the date in fiscal year 2024 that annual bonuses are payable to senior executives of the Company notwithstanding any requirement for continued employment through such payment date.

During the Sabbatical, you will remain a member of the Board.

For the avoidance of doubt, your Sabbatical will not constitute a “Termination of Service” for purposes of the Funko, Inc. 2017 Incentive Award Plan or the Funko, Inc. 2019 Incentive Award Plan, respectively, and any unvested equity awards held by you as of the first day of the Sabbatical will continue to vest in accordance with their terms during the Sabbatical (which awards shall be deemed amended to the extent necessary to effect such intent), subject to the terms of the applicable award agreements and the Employment Agreement.

During your Sabbatical, you will continue to have access to your Company e-mail account, certain Company facilities and certain information systems of the Company, in each case, as determined necessary or appropriate by the Company. You will also retain any Company-issued laptops or other hardware devices. You agree to promptly notify the Board in writing if you decide that you wish to terminate your employment and/or your directorship at the end of your Sabbatical. Nothing in this Agreement changes the nature of your at-will employment with the Company.

This Agreement and the Employment Agreement constitutes the entire and exclusive agreement between the Company and you with respect to the subject matter hereof. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. This Agreement will be governed by Washington law, regardless of the laws that might otherwise govern under applicable principles of conflict of law.

We wish you well during your Sabbatical. Please indicate your agreement to the terms of this Agreement by returning a signed copy of this Agreement at your earliest convenience. If you have any questions, please contact me.

Very truly yours,

FUNKO, INC.

By:	/s/ Tracy D. Daw
Tracy D. Daw
Chief Legal Officer

ACCEPTED AND AGREED:

/s/ Brian Mariotti	July 13, 2023
Brian Mariotti	Date

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